EXHIBIT 10.12


May 17, 2005


Mr. Frank Sanchez
Santa Rosa, Ca

Dear Frank:

The following is a summary of your compensation arrangements with American TonerServ Corp. ("ATS") that we have discussed with you.

* You will continue to serve as Chief Operating Officer for ATS. You will be paid at a base compensation of $8,333 per month (based on a percentage of time worked); these payments will be made to you as an independent consultant. All time will be approved by the ATS President and CEO. You will bill us on a weekly basis. You will be paid in five (5) business days.

*  Upon completion of the equity financing by ATS of at least $1mm:
   *  Your base compensation will increase to $10,833 per month.
   * You will also be eligible for a bonus of up to 30% of your base annual compensation.
   * You will receive stock options to purchase 100,000 shares at an exercise price equal to the fair value of shares at the time of the grant. These shares will vest immediately and upon termination of your work with ATS you will have two (2) years to exercise these options.
   *  You will receive your accrued bonus of twenty thousand dollars
     ($20,000).

* As part of a consideration for the write-off of certain accrued liabilities and deferred compensation relating to your work at ATS, ATS agrees to:
   *  pay you a one-time payment of two-thousand dollars ($2,000)
   * upon termination of your work with ATS for any reason by either party, you will have up to two (2) years to exercise your vested options

This consideration is full and completed consideration for any and all claims for compensation or expenses due to you for previous work at ATS.

This agreement supercedes any previous arrangements, verbal or written, with the Company. We look forward to a long and mutually rewarding relationship.

Sincerely,


Daniel J. Brinker
American TonerServ Corp.



Agreed to: /s/ Dan Brinker           Date: May 27, 2005
           Dan Brinker, Chairman
Agreed to: /s/ Frank Sanchez         Date: May 27, 2005
           Frank Sanchez